Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Alan R. Abrams, Chairman and Chief Executive Officer
(770) 953-0304 E-mail: investorrelations@servidyne.com
SERVIDYNE REPORTS THIRD QUARTER RESULTS
Core energy efficiency operating segment remains profitable on strong revenue growth, consolidated pre-tax loss from continuing operations reduced by 51%
ATLANTA — March 16, 2011 — SERVIDYNE, INC. (Nasdaq: SERV), an energy efficiency and demand response company, today reported that its SEC Form 10-Q Quarterly Report, to be filed tomorrow, reflects consolidated revenues for the fiscal third quarter ended January 31, 2011, of $5.94 million, compared to consolidated revenues of $4.24 million in the comparable period last year, representing year-over-year growth of 40%. At the Company’s core Building Performance Efficiency (“BPE”) Segment, third quarter revenues were $5.84 million, an increase of 42% over last year, including a 66% year-over-year increase in Energy Savings Projects revenues. During the third quarter, the BPE Segment generated pre-tax earnings of $283,000 compared to a pre-tax loss of ($354,000) in the same period last year, while customer order activity continued to strengthen, as new orders once again exceeded revenues in the quarter, resulting in a record BPE order backlog of $16.4 million at January 31, 2011, an increase of 90% over last year.
BPE revenues for the first nine months of fiscal 2011 were $18.2 million, which represented an increase of 53% compared to the same period in fiscal 2010, including a 97% year-over-year increase in Energy Savings Projects revenues. The BPE Segment generated $65,000 in pre-tax earnings in the first nine months of fiscal 2011, compared to a pre-tax loss of ($1.1 million) in the same period last year.
For the quarter ended January 31, 2011, the consolidated loss from continuing operations before taxes was ($551,000) compared to a consolidated loss from continuing operations before taxes of ($1.1 million) in the same period last year, a year-over-year improvement of 51%. For the nine months ended January 31, 2011, the consolidated loss from continuing operations before taxes was ($2.5 million) compared to a consolidated loss from continuing operations before taxes of ($3.6 million) in the comparable prior year period, a year-over-year improvement of 30%.
During the third quarter, the Company also continued the process of exiting from its former real estate business, highlighted by the sale of the Company’s last owned income-producing property, other than the corporate headquarters facility. As a result, as of January 31, 2011, the Company’s former Real Estate Segment was no longer considered to be a reportable segment.
“I am very pleased by our continuing progress,” noted Alan R. Abrams, Chairman of the Board and Chief Executive Officer. “Our core energy efficiency segment achieved another solid quarter of revenue and new order growth, and has now swung to profitability through the first nine months of our fiscal year. I believe that we are well positioned for significant ongoing revenue growth, because of the many funded and proposed government mandates to improve the efficiency of federal, state and local government facilities, the growing awareness in corporate America of the benefits of sustainability and energy efficiency, and the increasing pressures faced by utility companies to meet their customers’ demand for power.”

“While we were able to grow third quarter consolidated revenues by 40% over last year, we also were able to reduce our consolidated SG&A expenses by more than 9% during the same period. I am also pleased that we have been able to wind-down our real estate activities during this period of unprecedented uncertainty for worldwide real estate markets.”
The current quarter’s consolidated results include an income tax expense of $624,000, triggered by a one-time non-cash income tax valuation allowance of $857,000 on the Company’s state deferred income tax assets, due to the recently closed real estate property sales and recurring losses. As a result, the consolidated net loss for the third quarter was ($1.212 million), or ($0.33) per share, compared to consolidated net earnings of $120,000, or $0.03 per share, for the same period last year, which prior year period included a one-time gain on the disposition of real estate of $691,000.
The Company also reported that the Board of Directors declared a cash dividend in the amount of $0.01 per share, the Company’s 127th consecutive quarterly dividend, payable on April 15, 2011, to shareholders of record on March 25, 2011. The Company also announced that the Board of Directors has extended the authorization to repurchase up to 100,000 shares of the Company’s common stock during the twelve-month period beginning March 10, 2011, and ending March 9, 2012. Any such purchases, if made, could be in the open market at prevailing prices or in privately negotiated transactions.
About Servidyne
Established in 1925, Servidyne, Inc. is headquartered in Atlanta, Georgia, and operates globally through its wholly—owned subsidiaries. The Company provides comprehensive energy efficiency and demand response solutions, sustainability programs, and other products and services that significantly enhance the operating and financial performance of existing buildings. Servidyne enables its customers to cut energy consumption and realize immediate cost savings across their portfolios, while reducing greenhouse gas emissions and improving the comfort and satisfaction of their buildings’ occupants. The Company serves a broad range of markets in the United States and internationally, including owners and operators of corporate, commercial office, hospitality, gaming, retail, light industrial, distribution, healthcare, government, multi-family and education facilities, as well as energy services companies and public and investor-owned utilities. For more information, please visit www.servidyne.com or call 770-953-0304.
Certain statements contained or incorporated by reference in this press release, including without limitation, statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “plan,” “project,” “forecast,” “should,” and words of similar import, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements involve known and unknown risks, uncertainties, and other matters which may cause the actual results, performance, or achievements of Servidyne, Inc. to be materially different from any future results, performance, or uncertainties expressed or implied by such forward-looking statements. Factors affecting forward-looking statements in this release include, without limitation, the factors identified under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended April 30, 2010, as updated from time to time in the Company’s Quarterly Reports on Form 10-Q. Servidyne, Inc. does not undertake to update these forward-looking statements.

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(UNAUDITED)

	Third Quarter Ended		Nine Months Ended
	January 31,		January 31,
	2011	2010	2011	2010
Revenues from Continuing Operations	$5,941,723	$4,243,012	$18,517,271	$12,245,713

Loss from Continuing Operations before Taxes	$(550,794)	$(1,117,184)	$(2,500,152)	$(3,564,732)
Income Tax Expense (Benefit)	623,765	(504,416)	(181,477)	(1,446,531)

Loss from Continuing Operations	$(1,174,559)	$(612,768)	$(2,318,675)	$(2,118,201)
(Loss) Earnings from Discontinued Operations	(37,427)	732,750	(294,882)	824,575

Net (Loss) Earnings	$(1,211,986)	$119,982	$(2,613,557)	$(1,293,626)

Net (Loss) Earnings per Share from:
Continuing Operations — Basic and Diluted	$(0.32)	$(0.17)	$(0.63)	$(0.57)
Discontinued Operations — Basic and Diluted	(0.01)	0.20	(0.08)	0.22

Net (Loss) Earnings per share — Basic and Diluted	$(0.33)	$0.03	$(0.71)	$(0.35)

###